                                                       EXHIBIT  2.2


                            AGREEMENT

                         (REV. 12/4/96)


     This agreement (this "Agreement") is made as of December 17, 1996 by and among Viewlogic Systems, Inc. ("Viewlogic"), Eagle Design Automation, Inc. ("Eagle"), Transitions Three, Limited Partnership ("Transitions Three"), Gordon B. Hoffman ("Hoffman"), Geoffrey J. Bunza ("Bunza"), Linda Bunza, Steven Sapiro and John Wilson (Hoffman, Bunza, Linda Bunza, Steven Sapiro, John Wilson and all future shareholders of Eagle who become bound by this Agreement under section 10 below are referred to herein collectively as "Shareholders" and individually as a "Shareholder").

     In consideration of their respective rights and obligations set forth below, Viewlogic, Eagle, Transitions Three and each of the Shareholders hereby agree as follow.

     PREAMBLE: Viewlogic, Eagle and Transitions Three are parties to an agreement made as of December 6, 1994 and entitled "Investment Agreement" pursuant to which (among other things) Viewlogic and Transitions Three purchased shares of Eagle's Series A Preferred Stock, which agreement is referred to herein as the "Investment Agreement". Viewlogic and Eagle are parties to an agreement made as of December 6, 1994 and entitled "Technology Development Agreement" pursuant to which (among other things) Viewlogic and Eagle licensed certain technology and products to each other, which agreement is referred to herein as the "Development Agreement". Viewlogic and Eagle are parties to an agreement made as of December 6, 1994 and entitled "OEM Agreement" pursuant to which (among other things) Eagle granted to Viewlogic the right to market and distribute certain products, which agreement is referred to herein as the "OEM Agreement". Viewlogic, Eagle, Transitions Three and certain of the Shareholders are parties to an agreement made as of December 6, 1994 and entitled "Shareholders' Agreement", which was entered into in connection with the other agreements described above and which agreement is referred to herein as the "Shareholders Agreement". The Investment Agreement, the Development Agreement, the OEM Agreement and the Shareholders Agreement are collectively referred to herein as the "Prior Agreements". Viewlogic, Eagle, Transitions Three and the Shareholders desire to modify and amend the Prior Agreements as set forth in this Agreement. Each of the Prior Agreements are hereby deemed amended and modified as of the date first written above to the extent, but only to the extent, necessary to give effect to this Agreement. The Prior Agreements shall remain in full force and effect (according to their respective terms) as modified by this Agreement. The Prior Agreements and this Agreement shall be read consistently and complementary to the greatest extent possible; however, in the event of a conflict between any provision of this Agreement and any provision of any of the Prior Agreements, the provision of this Agreement shall govern. Terms defined in any of the Prior Agreements shall have the meaning assigned to them in that Prior Agreement when used in this Agreement, unless otherwise indicated in this Agreement.

     1. PURCHASE: Viewlogic's option, under section 6 of the Shareholders Agreement, to purchase the capital stock of Eagle is modified such that (a) Viewlogic shall have the option, exercisable at any time, to purchase from the other shareholders of Eagle all of the capital stock of Eagle not already owned by Viewlogic, and (b) Viewlogic must purchase from the other shareholders of Eagle all of the capital stock of Eagle not already owned by Viewlogic within ninety (90) days after Viewlogic receives written notice from Eagle accompanied by a written certification from an independent accountant that Eagle has achieved Consolidated Bookings (as defined below) for hardware/software codesign products of at least $3,000,000 in any consecutive twelve month period ending on or before December 31, 1999. Such purchase, if and when it occurs, shall be based on a total Option Valuation of Eagle of nine million dollars ($9,000,000) and that amount will not be adjusted (as is the case with the Purchase Price as set forth in sections 6.2(b)(4) and 6.2(c) of the Shareholders Agreement) as a result of loan guaranties or
                              5
prepaid royalties. Such purchase, if and when it occurs, shall be implemented as set forth in the Prior Agreements and shall be a "Deemed Liquidation" as that term is defined in
Article II section D. 2. c of the Restated Articles of Incorporation of Eagle. The "Liquidation Price", as that term is defined in Article II section D. 2. a of the Restated Articles of Incorporation of Eagle, shall be paid by Viewlogic and the Option Valuation shall be reduced by the amount of such payment. In implementing this purchase of Eagle capital stock by Viewlogic, all shares of Eagle capital stock held by Hoffman and Bunza will be treated as fully vested, and all unvested ownership of, and rights to purchase, Eagle capital stock held by others will be canceled. Prior to Viewlogic's purchase of all of the capital stock of Eagle, Eagle may, subject to consultation with Viewlogic, accelerate the vesting, according to a fair and reasonable formula, of the unvested ownership of, and rights to purchase, Eagle capital stock but such accelerated vesting shall not increase the total Option Valuation of Eagle which is the basis of Viewlogic's purchase. After the purchase of all of the capital stock of Eagle by Viewlogic, Viewlogic will grant options to purchase a total of 50,000 shares of Viewlogic common stock to the former Eagle employees who become Viewlogic employees. Such stock option grants will be consistent with Viewlogic's policies and practices applicable to its employees generally, will have a stock purchase price at the fair market value of such stock on the date of grant and will be subject to approval by Viewlogic's board of directors. Viewlogic and Eagle will jointly determine the allocation of such stock options among the eligible individuals. Viewlogic shall have no obligation to purchase any capital stock of Eagle if Eagle has not achieved three million dollars ($3,000,000) of Consolidated Bookings for hardware/software codesign products in any consecutive twelve-month period ending on or before the close of business on December 31, 1999. Viewlogic's purchase of Eagle capital stock shall be subject to: (a) Viewlogic completing the customary "due diligence" investigation of Eagle with results satisfactory to Viewlogic; (b) Viewlogic's receipt from Eagle of the same representations and warranties provided by Eagle in the Prior Agreements updated as of the time of purchase and with exceptions and an updated Disclosure Schedule reasonably satisfactory to Viewlogic and Viewlogic's receipt from each Shareholder of the same representations and warranties provided by the shareholders of Eagle in the Prior Agreements updated as of the time of purchase and with exceptions and an updated Disclosure Schedule reasonably satisfactory to Viewlogic; (c) the customary conditions to purchases of this nature; and (d) all other terms, conditions and provisions in the Prior Agreements.

     Consolidated Bookings means the total net value (after discounts and credits for returns and excluding all taxes, insurance, duties, shipping and all similar charges) of all valid orders for hardware/software codesign products, including orders for consulting services and support, accepted by Eagle during the relevant time period from all sources, except Viewlogic, where orders are received directly by Eagle; plus the total net amount (after credits for returns, exchanges and all similar matters) of all royalties actually payable to Eagle for the relevant time period from all sources, except Viewlogic, based on the sale of hardware/software codesign products, including royalties for consulting services and support; plus the total net value (after discounts and credits for returns and excluding all taxes, insurance, duties, shipping and all similar charges) of all valid orders accepted by Viewlogic during the relevant time period for hardware/software codesign products on which Viewlogic is obligated to pay any royalties to Eagle. Orders and/or royalty payments for one year that are debooked or adjusted in another year shall reduce the Consolidated Bookings for the year in which the debooking or adjustment occurred, except that orders and/or royalty payments in the Third Earnout Year (as defined below) which are debooked or adjusted after the Third Earnout Year shall reduce the Consolidated Bookings for the Third Earnout Year and the Earnout Payment (as defined below) for the Third Earnout Year shall be appropriately adjusted and all recipients of an Earnout Payment for the Third Earnout Year shall promptly refund any overpayment to Viewlogic.

     2. EARNOUT: If Viewlogic purchases all of the capital stock of Eagle as set forth in section 1 above, Viewlogic will pay to the former shareholders of Eagle (including Viewlogic), in the same proportion as their share ownership of Eagle which was the basis for the payments made under section 1 above, payments (the "Earnout Payments") based on the Consolidated Bookings of hardware/software codesign products sold by Viewlogic. Viewlogic will calculate the Consolidated Bookings for hardware/software codesign products sold by Viewlogic in each of the three consecutive twelve-month periods following the twelve-month period in which Eagle (or its successor) first achieved three million dollars ($3,000,000) of Consolidated Bookings (the "First Earnout Year", "Second Earnout Year" and "Third Earnout Year", respectively). If Consolidated Bookings for hardware/software codesign products are at least five million dollars ($5,000,000) in the First Earnout Year, eight and one-half million dollars ($8,500,000) in the second Earnout Year and ten million dollars ($10,000,000) in the third Earnout Year, then the Earnout Payments to be made by Viewlogic for the applicable Earnout Year shall be as follows:

     First Earnout Year: sixty cents ($.60) for each dollar of Consolidated Bookings for hardware/software codesign products over five million dollars ($5,000,000).

     Second Earnout Year: fifty cents ($.50) for each dollar of Consolidated Bookings for hardware/software codesign products over eight and one-half million dollars ($8,500,000) and below ten and one-half million dollars ($10,500,000); thirty-three cents ($.33) for each dollar of Consolidated Bookings for hardware/software codesign products over ten and one-half million dollars ($10,500,000) and below thirteen and one-half million dollars ($13,500,000); and twenty-eight and six tenths cents ($.286) for each dollar of Consolidated Bookings for hardware/software codesign products over thirteen and one-half million dollars ($13,500,000).

     Third Earnout Year: sixty cents ($.60) for each dollar of Consolidated Bookings for hardware/software codesign products over ten million dollars ($10,000,000) and below twelve million dollars ($12,000,000); forty cents ($.40) for each dollar of Consolidated Bookings for hardware/software codesign products over twelve million dollars ($12,000,000) and below fifteen million dollars ($15,000,000); and ten cents ($.10) for each dollar of Consolidated Bookings for hardware/software codesign products over fifteen million dollars ($15,000,000).

     No Earnout Payment will be paid for any Earnout Year in which Consolidated Bookings for Viewlogic's sale of hardware/software codesign products do not exceed the minimum amounts set forth above. No Earnout Payment, and no other compensation, will be paid for the sale or booking of hardware/software codesign products after the Third Earnout Year. Viewlogic shall have no obligation to make any payments with respect to the purchase of the capital stock of Eagle beyond that expressly set forth in sections 1 and 2 hereof.

     3. FUNDING: Viewlogic shall have no obligation to make payments of prepaid royalties to Eagle. The unearned portion of the first one million four hundred and seventy-five thousand dollars ($1,475,000) of prepaid royalties previously paid to Eagle by Viewlogic will not be credited against future royalties due by Viewlogic to Eagle according to paragraph 6.1 of the OEM Agreement, and Viewlogic will pay future royalties to Eagle pursuant to the OEM Agreement without regard to such prepaid royalties. If Viewlogic purchases all of the capital stock of Eagle as set forth in section 1 above, Eagle shall have no obligation to repay the unearned portion of the first one million four hundred and seventy-five thousand dollars ($1,475,000) of prepaid royalties. If Viewlogic does not purchase all of the capital stock of Eagle, the unearned portion of the first one million four hundred and seventy-five thousand dollars ($1,475,000) of prepaid royalties shall be converted to a loan from Viewlogic to Eagle as if made on January 1, 2000, Eagle shall sign a promissory note in the form attached hereto as Exhibit A (with appropriate changes to reflect the particular loan), and that loan shall be repaid as described below in this section 3.

     Neither Viewlogic nor Transitions Three shall have any obligation to guaranty any debt of, or loans to, Eagle in excess of the one hundred thousand dollars ($100,000) currently guaranteed by Viewlogic and Transitions Three. Eagle shall not allow the amount outstanding under its credit line with Silicon Valley Bank to exceed the one hundred thousand dollars ($100,000) currently outstanding thereunder. Eagle shall not incur any debt in excess of Eagle's debt existing on the date of this Agreement, except for the loans to Eagle by Viewlogic contemplated by this Agreement. If Viewlogic purchases Eagle, Viewlogic will repay the amount outstanding under Eagle's credit line with Silicon Valley Bank up to a maximum of one hundred thousand dollars ($100,000).

     Prior to Viewlogic's acquisition of Eagle or December 31, 1999, whichever first occurs, Viewlogic will make loans to Eagle to be used only as working capital, if, as and when requested by Eagle in writing and upon Eagle signing a promissory note in the form attached hereto as Exhibit A (with appropriate changes to reflect each particular loan). Such loans shall not exceed one million two hundred thousand dollars ($1,200,000). Eagle acknowledges that nine hundred and fifty thousand dollars ($950,000) of such maximum loan amount has previously been loaned to Eagle and Eagle has executed a promissory note as required above, a copy of which is attached hereto as Exhibit B.
If Eagle and Viewlogic both agree in writing, Viewlogic may make additional loans to Eagle and Eagle will sign a promissory note in the form attached hereto as Exhibit A (with appropriate changes to reflect the particular loan). If Eagle requests aggregate loans in excess of one million two hundred thousand dollars ($1,200,000) and less than three million one hundred thousand dollars ($3,100,000) and Viewlogic does not wish to make such excess loans to Eagle, Viewlogic will so notify Eagle in writing and in a timely manner, and Viewlogic will thereafter no longer have the option to purchase any Eagle capital stock, the obligation to purchase any Eagle capital stock nor the right of first refusal to purchase any Eagle capital stock, and Eagle may then proceed to obtain funding from sources other than Viewlogic. There shall be no effect on Viewlogic's option to purchase Eagle capital stock, Viewlogic's obligation to purchase Eagle capital stock nor Viewlogic's right of first refusal to purchase Eagle capital stock for Viewlogic's failure to make aggregate loans to Eagle in excess of three million one hundred thousand dollars ($3,100,000). Eagle shall have the right to repay any and all loans made by Viewlogic at any time and from time to time without penalty. If all loans have not been repaid by Eagle prior to Viewlogic's purchase of all capital stock of Eagle and if Viewlogic purchases all capital stock of Eagle as set forth in section 1 above, then (a) the Purchase Price which is payable to the shareholders of Eagle, other than Viewlogic, shall be reduced dollar for dollar by the amount required to repay all loans in full and (b) Viewlogic shall place in escrow a portion of the amount required to repay such loans (but not more than the full amount required to repay such loans) equal to the amount of money equal to the net amount of Eagle's unshippable orders for hardware/software codesign products which are scheduled to be shipped within the next twelve months and Viewlogic shall pay to the appropriate former shareholders of Eagle, except Viewlogic, an amount equal to such unshippable orders for hardware/software codesign products which are in fact shipped in that twelve month period but not more than the full amount placed in escrow.

     In any event, if Viewlogic does not purchase all capital stock of Eagle, all loans which have not been repaid in full prior to December 31, 1999, and all other sums which are converted to loans as set forth herein, will be repaid by Eagle in four equal consecutive quarterly installments of principal and interest with the first payment due on April 1, 2000. All such loans will bear interest at the prime rate in effect on the date the loan is made, interest will accrue from the date the loans were first made, no interest payments will be required until the first payment of principal is due at which time all interest due through that date will be paid. Viewlogic shall have the right, at any time and from time to time, to offset any and all moneys owed by Viewlogic to Eagle against any and all moneys owed by Eagle to Viewlogic.

     4. NEW PROJECTS: At any time and from time to time, Eagle and Viewlogic may mutually determine that Eagle should develop a hardware/software codesign product or conduct a project related to hardware/software codesign products not then contemplated by Eagle's business plan. In such case, Eagle will submit a business plan for approval by Viewlogic which business plan must include, as projected for the next twelve month period, an income statement, a balance sheet, a statement of cash flows and a detailed description of Eagle's business. If Viewlogic approves the business plan in its sole discretion and if the business plan shows an operating loss, Viewlogic will loan to Eagle an amount of money sufficient to enable Eagle to break even in terms of operating income according to that business plan and Eagle shall sign a promissory note in the form attached hereto as Exhibit A (with appropriate changes to reflect the particular loan). All money loaned to Eagle under this provision will be repaid and treated the same as the loans described in section 3 above.

     5. RIGHT OF FIRST REFUSAL: The Financing Refusal Period (as defined in section 2.2 of the Investment Agreement), and the Refusal Period (as defined in section 4.2 of the Shareholders Agreement) and the Sale Refusal Period (as defined in section 5.2 of the Shareholders Agreement) are each shortened from ninety
(90) days to thirty (30) days. The time period of ten (10) days specified in the last sentence of section 2.2 of the Investment Agreement is increased to thirty (30) days. Viewlogic's right of first refusal under section 4 of the Shareholders Agreement shall be subject to the right of Eagle, if such right exists, to repurchase from employees of Eagle shares of Eagle capital stock pursuant to the terms of any stock option agreement between Eagle and such employee.

     6. ROYALTIES: Prior to Viewlogic's purchase of all of the capital stock of Eagle or December 31, 1999, whichever first occurs, the royalties payable by Viewlogic under the OEM Agreement for the sale of hardware/software codesign products will be paid monthly within thirty days after the applicable month rather than quarterly. After December 31, 1999, if Viewlogic has not purchased all of the capital stock of Eagle, then royalties payable by Viewlogic under the OEM Agreement for the sale of hardware/software codesign products will again be paid quarterly, as set forth in the OEM Agreement.

     7. SALES ORGANIZATION: Eagle's Vice President of Sales (or highest level sales person if there is no Vice President of Sales) shall devote his or her efforts substantially full time (meaning an average of 35 hours per week in each 3 month period) to assist Viewlogic in building, developing and training a Viewlogic sales force which is fully qualified to sell hardware/software codesign products. Eagle's Vice President of Sales will have the responsibility and authority of a direct report to Viewlogic's Senior Vice President of Sales. Prior to March 31, 1997, Viewlogic will assign quota for hardware/software codesign products to at least one Application Engineer and one Sales Representative in each of Viewlogic's Eastern USA, Western USA and European sales territories. Viewlogic accepts, as bonafide sales targets, Eagle's forecast of Eagle's Consolidated Bookings for hardware/software codesign products as follows: for calendar year 1997 $5,000,000; for calendar year 1998 $10,000,000; and for calendar year 1999 $17,000,000. If
Viewlogic purchases all of the capital stock of Eagle, Viewlogic will, at least until the end of the Third Earnout Year, keep staffing for hardware/software codesign products at levels consistent with good business practices and with product opportunities.

     8. OFFICES: Until June 30, 2000, Viewlogic will maintain an office in or near Beaverton, Oregon for the marketing and engineering of hardware/software codesign products.

     9. TRANSITIONS THREE: Transitions Three's right to require Viewlogic to purchase the shares of Eagle capital stock held by Transitions Three, as set forth in section 7 of the Shareholders Agreement, shall remain as is in the Shareholders Agreement and completely unaffected by this Agreement.

     10. SHAREHOLDERS: By signing this Agreement, each Shareholder acknowledges and agrees that they are bound by the Shareholders Agreement, as modified by this Agreement, as fully as if they had signed the Shareholders Agreement. Eagle shall not issue any shares of its capital stock to any person or entity unless and until such person or entity signs and agrees to be legally bound by this Agreement.

     Agreed, accepted and executed as a sealed instrument by Viewlogic, Eagle, Transitions Three and each of the Shareholders.


Eagle Design Automation, Inc.                Viewlogic Systems, Inc.
/s/ Gordon B. Hoffman                        /s/  Peter T. Johnson
---------------------                        ---------------------

Transitions Three, Limited Partnership       Gordon B. Hoffman
/s/  Stanley F. Alfeld                       /s/  Gordon B. Hoffman
----------------------                       ----------------------

Geoffrey J. Bunza                            Linda Bunza
/s/  Geoffrey J. Bunza                       /s/  Linda Bunza
----------------------                       ----------------

Steven Sapiro                                John Wilson

/s/  Steven Sapiro                           /s/  John Wilson
------------------                           ----------------
                                10

                            EXHIBIT A

                         PROMISSORY NOTE
$_______________                          _______________, 1997

FOR VALUE RECEIVED, Eagle Design Automation, Inc., an Oregon corporation, (the "Debtor"), promises to pay to Viewlogic
Systems, Inc. ( "Holder"), or order, ___________________ dollars ($______________) in United States Dollars and in immediately available funds, at the main office of Holder or as otherwise provided herein, together with interest on the unpaid principal amount hereof, accruing from the date of this Note, at the rate of ______ percent (___%) per annum. The entire principal amount of this Note, and interest thereon, is due and payable in four
(4) equal and consecutive quarterly installments of principal and interest, with the first payment, which shall include all interest accrued from the date of this Note, due and payable on April 1, 2000. The entire principal amount of this Note and all accrued interest shall be prepaid by Debtor if and as agreed in any preexisting, concurrent or future written agreement between Holder and Debtor.
      This Note may be prepaid in whole or in part at any time or from time to time in the sole discretion of the Debtor. Any such prepayment shall be without premium or penalty.
      Debtor hereby waives presentment, notice of dishonor, protest and any or all other notices or demands in connection with this Note (other than demand for payment). The failure or delay of Holder or any other holder hereof to exercise any right or power hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter, nor shall a single or partial exercise of a power or right preclude other or further exercises thereof, or the exercise of any other power or right.
      Holder and any other holder of this Note shall have the right to assign, sell, transfer ownership, discount or otherwise use the value hereof without restrictions at its sole discretion, without written consent of or notice to Debtor.
      Debtor shall pay to the holder of this Note upon demand all legal and other costs and expenses of every kind, including without limitation attorneys' fees and disbursements, relating to the collection and/or enforcement of this Note and/or of any rights hereunder. If any portion of the principal amount of this Note is not paid when due, interest shall accrue on such unpaid principal at the rate of eighteen percent (18%) per annum, or the highest legal rate if lower, until paid in full.
      In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable, no other provision hereof shall be affected, and this Note shall be construed as if such invalid, illegal or unenforceable provisions had been modified to the extent necessary to render them valid, legal and enforceable.
      This Note shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflict of law rules.

DEBTOR:   EAGLE DESIGN AUTOMATION INC.

  By:________________________________
  Name:_________________________
  Title:_______________________

                            EXHIBIT B

                         PROMISSORY NOTE
     $950,000                                December 17, 1996
      -------

FOR VALUE RECEIVED, Eagle Design Automation, Inc., an Oregon corporation, (the "Debtor"), promises to pay to Viewlogic
Systems, Inc. ( "Holder"), or order, nine hundred and fifty thousand dollars ($950,000) in United States Dollars and in immediately available funds, at the main office of Holder or as otherwise provided herein, together with interest on the unpaid principal amount hereof, accruing from the date of this Note, at the rate of eight and one half percent (8.5%) per annum. The entire principal amount of this Note, and interest thereon, is due and payable in four (4) equal and consecutive quarterly installments of principal and interest, with the first payment, which shall include all interest accrued from the date of this Note, due and payable on April 1, 2000. The entire principal amount of this Note and all accrued interest shall be prepaid by Debtor if and as agreed in any preexisting, concurrent or future written agreement between Holder and Debtor.
      This Note may be prepaid in whole or in part at any time or from time to time in the sole discretion of the Debtor. Any such prepayment shall be without premium or penalty.
      Debtor hereby waives presentment, notice of dishonor, protest and any or all other notices or demands in connection with this Note (other than demand for payment). The failure or delay of Holder or any other holder hereof to exercise any right or power hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter, nor shall a single or partial exercise of a power or right preclude other or further exercises thereof, or the exercise of any other power or right.
      Holder and any other holder of this Note shall have the right to assign, sell, transfer ownership, discount or otherwise use the value hereof without restrictions at its sole discretion, without written consent of or notice to Debtor.
      Debtor shall pay to the holder of this Note upon demand all legal and other costs and expenses of every kind, including without limitation attorneys' fees and disbursements, relating to the collection and/or enforcement of this Note and/or of any rights hereunder. If any portion of the principal amount of this Note is not paid when due, interest shall accrue on such unpaid principal at the rate of eighteen percent (18%) per annum, or the highest legal rate if lower, until paid in full.
      In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable, no other provision hereof shall be affected, and this Note shall be construed as if such invalid, illegal or unenforceable provisions had been modified to the extent necessary to render them valid, legal and enforceable.
      This Note shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflict of law rules.

DEBTOR:   EAGLE DESIGN AUTOMATION INC.

  By:     /s/  Robert C. McCarthy
          -----------------------
  Name:   Robert C. McCarthy
          ------------------
  Title:  Vice President & Chief Financial Officer
          ----------------------------------------

                                                  EXHIBIT  2.3

REV. 2/13/97

                    STOCK PURCHASE AGREEMENT

                             AMONG

                    VIEWLOGIC SYSTEMS, INC.,

                 EAGLE DESIGN AUTOMATION, INC.

                              AND

     CERTAIN STOCKHOLDERS OF EAGLE DESIGN AUTOMATION, INC.

                       February 19, 1997

                       TABLE OF CONTENTS

                                                                Page
                                                                ----

ARTICLE 1   PURCHASE AND SALE OF EAGLE SECURITIES                 1

ARTICLE 2   REPRESENTATIONS AND WARRANTIES PERTAINING
            TO EAGLE                                              3

ARTICLE 3   REPRESENTATIONS AND WARRANTIES PERTAINING TO THE
            HOLDERS                                               9

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF VIEWLOGIC          10

ARTICLE 5   INDEMNIFICATION                                      10

ARTICLE 6   MISCELLANEOUS                                        14

Exhibit A - Holders and Eagle Securities
Exhibit B - Form of Non-Competition Agreement
Exhibit C - Form of Opinion of Counsel to Eagle

Disclosure Schedule
                               14

                    STOCK PURCHASE AGREEMENT

     Agreement entered into as of February 19, 1997 by and among Viewlogic Systems, Inc., a Delaware corporation ("Viewlogic"), Eagle Design Automation, Inc., an Oregon corporation ("Eagle") and those persons listed on Exhibit A hereto, (each, individually, a "Holder" and collectively, the "Holders"). Viewlogic, Eagle and the Holders are referred to collectively herein as the "Parties."

WHEREAS, Viewlogic is the holder of certain shares of Series A
Preferred Stock of Eagle; and

WHEREAS, Viewlogic has the right, pursuant to Section 6 of that Shareholders Agreement dated December 6, 1994 among Viewlogic, Eagle and certain shareholders of Eagle (the "Shareholders Agreement"), to purchase all shares of Eagle capital stock held by the shareholders of Eagle (the "Eagle Securities"); and

WHEREAS, Viewlogic, Eagle and the Holders are parties to an Agreement dated December 17, 1997 (the "Amendment"), which, among other things, amends the Shareholders Agreement and the terms of Viewlogic's option to purchase the Eagle Securities from the Holders; and

WHEREAS, Viewlogic now elects to exercise its option to acquire all Eagle Securities, pursuant to the Shareholders Agreement and the Amendment, on the terms and conditions stated herein;

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                           ARTICLE 1

             PURCHASE AND SALE OF EAGLE SECURITIES

1.1 SALE OF SHARES. On the date hereof, each Holder shall sell to Viewlogic, and Viewlogic shall purchase from such Holder, all right, title and interest in and to the Eagle Securities listed beside such Holder's name on Exhibit A, free and clear of all liens, encumbrances, charges, equities or restrictions of any nature whatsoever except for those described herein or in the disclosure schedule attached hereto (the "Disclosure Schedule").

1.2 CONSIDERATION. Viewlogic shall pay to the Holders the following amounts in respect of the Eagle Securities (the
     "Consideration"):

     a.   In respect of each share of Series A Preferred Stock of
          Eagle: $1.326836 per share;

     b.   In respect of each share of Common Stock of Eagle:
          $.928785 per share.
     Set forth on Exhibit A is a list of all Holders and the total number of Eagle Securities.

1.3 CONSIDERATION. The Parties agree and stipulate that the Consideration constitutes all the monetary consideration required to be paid by Viewlogic in respect of the Eagle Securities pursuant to the Shareholders Agreement and the Amendment.

1.4 TAXATION. The parties acknowledge that the sale of the Eagle Securities by each Holder will be fully taxable to each such Holder.

1.5 DELIVERIES. In connection with the purchase and sale of the Eagle Securities, the parties shall, on the date hereof, take the following actions:

     (1) Each of Gordan Hoffman and Geoffrey Bunza shall execute and deliver to Viewlogic a

          Non-Competition Agreement in the form attached hereto as Exhibit B;

     (2) Eagle and the Holders shall deliver to Viewlogic an opinion of their counsel with respect to the matters set forth in Exhibit C attached hereto, dated as of the date hereof;

     (3) Each director and corporate officer of Eagle, shall resign from such office;

     (4) Eagle shall have canceled and terminated all outstanding options and warrants, by whomever held, to acquire any capital stock of Eagle, whether vested or unvested;

     (5) The Holders shall deliver to Viewlogic all certificates representing or evidencing Eagle Securities, duly endorsed to Viewlogic, in accordance with the terms hereof;

     (6) Viewlogic shall deliver to the Holders the Consideration, as described herein.

1.6 FURTHER ASSURANCES. At any time and from time to time hereafter, at Viewlogic's request and without further consideration, each of the Holders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as Viewlogic may reasonably request, more effectively to transfer, convey and assign to Viewlogic, and to confirm Viewlogic's title to, all of the Eagle Securities owned by such Holder, to assist Viewlogic in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

                           ARTICLE 2

       REPRESENTATIONS AND WARRANTIES PERTAINING TO EAGLE

     Eagle represents and warrants to Viewlogic that the statements contained in this Article 2 are true and correct, except as set forth in the disclosure schedule attached hereto
(the "Disclosure Schedule").

2.1 ORGANIZATION AND STANDING. Eagle is a corporation duly organized and validly existing under the laws of the State of Oregon and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Eagle is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of Eagle. Eagle has furnished to Viewlogic true and complete copies of its Articles of Incorporation and By-laws, each as altered or amended to date and presently in effect.

2.2 CAPITALIZATION. The authorized capital stock of Eagle consists of 10,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), of which 4,372,500 shares are issued and outstanding, and 3,000,000 shares of Series A Preferred Stock, of which 2,055,470 are issued and outstanding. There are no shares of capital stock of Eagle held in the treasury of Eagle. All of the issued and outstanding shares of capital stock of Eagle have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Disclosure Schedule hereto or provided in this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of Eagle is authorized or outstanding, (ii) Eagle has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Eagle, and
     (iii) Eagle has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. All of the issued and outstanding shares of capital stock of Eagle have been offered, issued and sold by Eagle in compliance with applicable laws.

2.3 TAX MATTERS. Eagle has filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. Eagle has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of Eagle for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. To Eagle's knowledge, Eagle has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Eagle during a prior period) other than Eagle. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information legally required to be supplied to a taxing authority in connection with Taxes. Eagle has delivered to Viewlogic correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by
     Eagle since inception.   No examination or audit of any Tax
     Returns of Eagle by any governmental entity has been conducted, is currently in progress or, to the knowledge of Eagle, threatened or contemplated.

2.4 SUBSIDIARIES, ETC. Eagle has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture or other non-corporate business enterprise.

2.5 STOCKHOLDER LIST AND AGREEMENTS. Set forth on the Disclosure Schedule is a true and complete list of the stockholders of Eagle, showing the number of shares of stock of Eagle or other securities of Eagle held by each stockholder and the consideration paid to Eagle, if any, therefor, as well as the holders of all options and warrants to acquire capital stock of Eagle, and the exercise prices thereof. Except as provided in this Agreement, there are no written, and to the knowledge of any Holder no oral agreements between Eagle and any holder of its capital stock, or, to Eagle's knowledge there are no oral or written agreements among any holders of its capital stock, relating to the acquisition (including without limitation rights of first refusal or preemptive rights), disposition, registration, or voting of the capital stock of Eagle.

2.6 AUTHORITY FOR AGREEMENT. The execution, delivery and performance by Eagle of this Agreement and all other agreements required to be executed by Eagle in connection with the transactions contemplated hereby, and the consummation by Eagle of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Eagle and constitutes the valid and binding obligation of Eagle enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws relating to or affecting the enforcement of creditors' rights generally.

2.7 NONCONTRAVENTION. The execution, delivery and performance of this Agreement and compliance with the provisions hereof by Eagle, do not and will not, with or without the passage of time or the giving of notice or both, (A) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or
     (B) conflict with or
     result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any material agreement or other instrument or document to which Eagle is a party or its Articles of Incorporation or By-laws.

2.8 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of Eagle in connection with the execution and delivery of this Agreement or the other transactions to be consummated hereunder, as contemplated by this Agreement.

2.9 LITIGATION. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of Eagle's knowledge, any basis therefor, against Eagle which questions the validity of this Agreement or the right of Eagle to enter into it, or which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, assets or condition, financial or otherwise, of Eagle, nor is there any litigation pending, or, to Eagle's knowledge, any basis therefor, against Eagle by reason of the proposed activities of Eagle.

2.10 FINANCIAL STATEMENTS.  Eagle has provided to Viewlogic
     (a) its unaudited balance sheets and statements of operations, changes in stockholders' equity and cash flows for each of the last two fiscal years ended December 31, 1995 and 1996; (b) its unaudited consolidated balance sheet and statements of operations, changes in stockholders' equity and cash flows as of the year ended December 31, 1996 (the "Most Recent Fiscal Year End"), and (c) an unaudited interim consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows for Eagle as of and for the most recent month end. Such financial statements (collectively, the "Financial Statements") fairly present the financial condition, results of operations and cash flows of Eagle as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Eagle. Eagle has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities shown on the December 31, 1996 balance sheet referred to in clause (a) above (the "Most Recent Balance Sheet"), (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the ordinary course of business and which are not in the aggregate material and (iii) contractual liabilities incurred in the ordinary course of business which are not required to be reflected on the Most Recent Balance Sheet. All accounts receivable of Eagle reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts shown on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of Eagle that have arisen since the Most Recent Fiscal Year End are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.


2.11 PROPERTY AND ASSETS. Eagle owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. No such tangible asset owned or purported to be owned by Eagle is subject to any security interest, and, to Eagle's knowledge, no tangible asset leased by Eagle is subject to any security interest. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Eagle owns no real property.

2.12 INTELLECTUAL PROPERTY.

     (1) Eagle owns or has the right to use all Intellectual Property (as defined below) used in the operation of its business or necessary for the operation of its business as presently proposed to be conducted. Each item of Intellectual Property owned by or used in the operation of the business of Eagle will be owned or available for use by Eagle or Viewlogic on identical terms and condi-tions (other than terms and conditions affected by the lapse of time) immediately following the date hereof. Eagle has taken all reasonable measures to protect the proprietary nature of each item of Intellectual Property owned by it or licensed to it on terms requiring that such measures be taken, and to maintain in confidence all trade secrets and confidential information, that it owns or that it is licensed to use on terms requiring that it maintain such trade secrets or confidential information in confidence. No other person or entity has any rights to any of the Intellectual Property owned or used by Eagle (except pursuant to agreements or licenses specified in the Disclosure Schedule), and to Eagle's knowledge no other person or entity is infringing, violating or misappropriating any of the Intellectual Property that Eagle currently owns or uses. For purposes of this Agreement, "Intellectual Property" means all (i) patents, patent applications, and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations,
          (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) other proprietary rights relating to any of the foregoing and (viii) copies and tangible embodiments thereof.

     (2) None of the activities or business conducted presently by Eagle or in the past, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. Eagle has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

     (3) Section 2.12(3) of the Disclosure Schedule lists or describes all material Intellectual Property of Eagle, and identifies each license or other agreement pursuant to which Eagle has granted any rights to any third party with respect to any of its Intellectual Property. Except as set forth in Section 2.12(3) of the Disclosure Schedule, with respect to each item of Intellectual Property that Eagle owns or purports to own: Eagle possesses all right, title and interest in and to such item; such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and Eagle has not agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

     (4) The Disclosure Schedule identifies each item of Intellectual Property which is material to the operation of the business of Eagle at any time during the period covered by the Financial Statements, or that Eagle plans to use in the future, that is owned by a party other than Eagle. Eagle has supplied Viewlogic with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which Eagle uses such Intellectual Property, all of which are listed on Section 2.12(4) of the Disclosure Schedule. Except as set forth in
          Section 2.12(4) of the Disclosure Schedule, with respect to each such item of Intellectual Property:
          the license, sublicense or other agreement, covering such item is legal, valid, binding, enforceable and in full force and effect; such license, sublicense or other agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; to Eagle's knowledge, no party to such license, sublicense or other agreement is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; to Eagle's knowledge, the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction; and Eagle has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item.

2.13 INSURANCE. Eagle maintains valid policies of workers' compensation insurance and insurance with respect to its properties and business and directors and officers of the kinds and in the amounts not less than is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.

2.14 MATERIAL CONTRACTS AND OBLIGATIONS. The Disclosure Schedule sets forth a list of all written material agreements or commitments, and to Eagle's knowledge all material oral agreements or commitments, of any nature to which Eagle is a party or by which it is bound. Eagle has delivered to Viewlogic copies of the foregoing written agreements. All of such oral and written agreements and contracts are valid, binding and in full force and effect.

2.15 COMPLIANCE. Eagle has, in all material respects, complied with all laws, regulations and orders applicable to its present and proposed business and has all material permits and licenses required thereby. There is no term or provi sion of any mortgage, indenture, contract, agreement or instrument to which Eagle is a party or by which it is bound, or, to the best of Eagle's knowledge, any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon Eagle, which materially adversely affects or, so far as Eagle may now foresee, in the future is reasonably likely to materially adversely affect, the business, prospects, assets or condition, financial or otherwise, of Eagle. To the best of Eagle's knowledge, no employee of Eagle is in violation of any term of any contract or covenant (either with Eagle or with another entity) relating to employment, intellectual property, proprietary information disclosure, non-competition or non-solicitation.

2.16 EMPLOYEES. All employees of Eagle whose employment responsibility requires access to confidential or proprietary information of Eagle have executed and delivered nondisclosure and assignment of invention agreements in a form which has been provided to Viewlogic, and all of such agreements are in full force and effect.

2.17 EMPLOYEE BENEFIT PLANS. All employee benefit plans of Eagle are set forth and described on the Disclosure Schedule.

2.18 BOOKS AND RECORDS. The minute books of Eagle contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof. The stock ledger of Eagle is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of Eagle.

2.19 ABSENCE OF CHANGES. Since the Most Recent Fiscal Year End, there has been no material adverse change in the condition, financial or otherwise, net worth or results of operations of Eagle, other than changes occurring in the ordinary course of business which changes have not, individually or in the aggregate, had a materially adverse effect on the business, prospects, properties or condition, financial or otherwise, of Eagle.

2.20 DISCLOSURES. Neither this Agreement nor any Exhibit hereto, nor any report, certificate or instrument furnished to Viewlogic in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Eagle knows of no information or fact which has or would have a material adverse effect on the business, prospects, assets or condition, financial or otherwise, of Eagle which has not been disclosed in the Disclosure Schedule.
                              20

                           ARTICLE 3

    REPRESENTATIONS AND WARRANTIES PERTAINING TO THE HOLDERS

Each Holder represents and warrants to Viewlogic that:

3.1 OWNERSHIP; AUTHORITY TO TRANSFER. The Eagle Securities listed as owned by such Holder on Exhibit A attached hereto are not encumbered and are freely transferable by such Holder. Such Holder holds good and marketable title to such Eagle Securities to be transferred to Viewlogic hereunder by such Holder and no third party can claim any right thereto or make any claim thereon. The transfer of such Eagle Securities to Viewlogic pursuant to this Agreement will vest in Viewlogic full title to the Shares listed as owned by such Holder on Exhibit A attached hereto, free and clear of all liens, claims, equities, options, calls, voting trusts, agreements, commitments and encumbrances whatsoever.

3.2 AUTHORITY. Such Holder has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of such Holder enforceable against such person in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Holder is a party or by which such Holder or any of his properties or assets may be bound or
     (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to such Holder or his properties or assets. No consent or approval by, or notification to or filing with, any court, governmental authority or any third party is required in connection with the execution, delivery and performance of this Agreement by such Holder or the consummation of the transactions contemplated hereby.

                           ARTICLE 4

          REPRESENTATIONS AND WARRANTIES OF VIEWLOGIC


     Viewlogic represents and warrants to each Holder as follows:

4.1 ORGANIZATION. Viewlogic is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 AUTHORIZATION OF TRANSACTION. Viewlogic has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Viewlogic and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by Viewlogic have been duly and validly authorized by all necessary corporate action on the part of Viewlogic. This Agreement has been duly and validly executed and delivered by Viewlogic and constitutes a valid and binding obligation of Viewlogic, enforceable against it in accordance with its terms.

4.3 NONCONTRAVENTION. The execution and delivery of this Agreement and the other agreements contemplated by this Agreement, by Viewlogic, and the consummation by Viewlogic of the transactions contemplated hereby or thereby, will not
     (a) conflict or violate any provision of the charter or By-laws of Viewlogic, (b) require on the part of Viewlogic any filing with, or permit, authorization, consent or approval of, any governmental entity, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Viewlogic or any of its properties or assets.

                           ARTICLE 5

                        INDEMNIFICATION

5.1  INDEMNIFICATION.

     (1) Subject to the terms and conditions of this Article 5 and the limitation set forth in Section 5.8 below, the Holders (the "Indemnifying Persons") shall indemnify Viewlogic and its Affiliates, officers, directors, shareholders and subsidiaries (including Eagle following the Closing) (the "Indemnified Persons") in respect of, and hold the Indemnified Persons harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) actually incurred or suffered by the Indemnified Persons ("Damages") resulting from or constituting any misstatement or omission of Eagle in Article 2 of this Agreement or any breach of any warranty in Article 2 of this Agreement (as qualified by the Disclosure Schedule).

     (2) Subject to the terms and conditions of this Article 5 and the limitation set forth in Section 5.8 below, each Indemnifying Person hereby agrees to indemnify the Indemnified Persons in respect of, and hold the Indemnified Persons harmless against any and all Damages resulting from any failure of such Indemnifying Person to have good, valid and marketable title to the issued and outstanding Eagle Securities held by such Indemnifying Person, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever; or any claim by a security holder or former security holder of Eagle, or any other person, firm, corporation or entity, seeking to assert, or based upon ownership or rights associated with ownership of any Eagle securities owned or claimed to be owned by such Indemnifying Person; or any misstatement or omission of such Holder in Article 3 of this Agreement or any breach of any warranty in Article 3 of this Agreement.

5.2 CLAIM NOTICE. If an Indemnified Person has incurred or suffered Damages for which it is or may be entitled to indemnification hereunder, such Indemnified Person shall, during the Indemnity Period, give written notice of such claim (a "Claim Notice") to the Indemnification
     Representative (as defined below). Each Claim Notice shall state the amount of claimed Damages, to the extent then known, (the "Claimed Amount") and the basis for such claim.
     Within 20 days after delivery of the Claim Notice, the Indemnification Representative may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided the Indemnification Representative acknowledges in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified
     Person shall be entitled to indemnification pursuant to this
     Article 5. If the Indemnification Representative does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnification Representative assumes control of such defense and the Indemnified Person reasonably concludes that the Indemnifying Persons and the Indemnified
     Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement to the extent such fees and expenses are incurred to defend a claim for which an Indemnified Person is entitled to indemnity hereunder. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The party controlling such defense shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the other party, which shall not be unreasonably withheld.

5.3 RESPONSE NOTICE. Within 10 days after delivery of a Claim Notice, the Indemnification Representative shall provide to the Indemnified Persons a written response (the "Response Notice") in which the Indemnification Representative shall either agree or disagree with the assertion of damages in the Claim Notice. If no Response Notice is delivered by the Indemnification Representative within such 10-day period, the Indemnification Representative shall be deemed to have agreed that the Claimed Amount constitutes Damages.

5.4  CONTESTED CLAIMS.   If the Indemnification Representative in
     the Response Notice contests all or any part of the Claimed Amount (the "Contested Amount"), the matter shall be settled by binding arbitration in Boston, Massachusetts. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The Indemnification Representative shall have the right to employ his own legal counsel to represent such person in any disputes arising under this Agreement. The Indemnification Representative and the Indemnified Persons shall each designate one arbitrator within 15 days of the delivery of the Indemnification Representative's Response Notice contesting the Claimed Amount. Such designated arbitrators shall mutually agree upon and shall designate a third arbitrator; provided, however, that (i) failing such agreement within fifteen (15) days of delivery of the Indemnification Representative's Response Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Indemnification Representative or the Indemnified Persons fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. The Indemnifying Persons and the Indemnified Persons shall pay the fees and expenses of their respectively designated arbitrators and counsel and shall bear equally the fees and expenses of the third arbitrator; provided, however, that if the final decision of the arbitrators does not award the Indemnified Person at least 20% or more of the Contested Amount, Viewlogic shall pay the fees and expenses of the Indemnifying Persons' designated arbitrator and counsel. The arbitrators shall decide the matter to be arbitrated pursuant hereto within thirty (30) days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether a claiming Indemnified Person is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of this Agreement. The final decision of the majority of the arbitrators (or of the single arbitrator if there is only one arbitrator) shall be furnished to the Indemnification Representative, and the Indemnified Persons in writing and shall constitute a conclusive determination of the issue in question, binding upon the Indemnification Representative, the Indemnifying Persons, and the Indemnified Persons and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award.

5.5 UNCONTESTED AND RESOLVED CLAIMS. Claims for Damages which are not contested by the Indemnification Representative or which have been determined to be payable pursuant to
     Section 5.4 above shall promptly be paid by the Indemnifying Persons. If any amounts in respect of Claims for Damages are owed by the Indemnifying Persons to Viewlogic, Viewlogic shall have the option of receiving such amounts in cash or withholding such amounts from any amounts owing or due from Viewlogic to such Holders (including any amount or payments required under the Amendment).

5.6  INDEMNIFICATION REPRESENTATIVE.

     (1) For purposes of this Agreement, the "Indemnification Representative" shall be Geoffrey Bunza. The Indemnification Representative shall incur no liability with respect to any action taken or suffered by him in his capacity as Indemnification Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or negligence. The Indemnification Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the

          Indemnification Representative based on such advice, the Indemnification Representative shall not be liable to anyone. The Indemnification Representative shall be indemnified and saved harmless by the Indemnifying Persons from all losses, costs and expenses which he may incur as a result of involvement in any legal proceedings arising from the performance of his duties hereunder.

     (2) In the event of the death or permanent disability of the Indemnification Representative, or his resignation as Indemnification Representative, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Persons, with each such Indemnifying Person (or his or her successors or assigns) to be given a weighted vote based on his pro rata entitlement to the Consideration. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representative, and the term "Indemnification Representative" as used herein shall be deemed to include each successor Indemnification Representative.

     (3) The Indemnification Representative shall have full power and authority to represent the Indemnifying Persons, and their successors, with respect to all matters arising under this Agreement and all action taken by the Indemnification Representative hereunder shall be binding upon the Indemnifying Persons, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Indemnifying Persons and their successors.

5.7 SURVIVAL. The representations and warranties of Eagle and the Holders set forth in Articles 2 and 3 of this Agreement (as qualified by the Disclosure Schedule) shall survive the consummation of the transactions contemplated hereby and continue until the last day of the "Third Earnout Year" as defined in Section 2 of the Amendment (the "Indemnity Period") and shall not be affected by any examination made for or on behalf of Viewlogic or the knowledge of any of Viewlogic's officers, directors, stockholders, employees or agents. If a notice is given pursuant to this Article 5 before expiration of such Indemnity Period, then (notwithstanding the expiration of such period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of such claim and all Damages associated with or arising from such claim, whether during or after the Indemnity Period, shall be borne by the Indemnifying Persons. No Indemnified Person shall be entitled to any indemnity hereunder in respect of any claim for indemnification first made in writing by an Indemnified Person after the Indemnity Period.

5.8 LIMITATION. The liability of each individual Indemnifying Person shall be limited to that dollar amount equal to the amount of the Consideration received by it, him or her under this Agreement plus all amounts received by, or payable to, it, him or her under the Amendment.


                           ARTICLE 6

                         MISCELLANEOUS

6.1  PRESS RELEASES AND ANNOUNCEMENTS.  Neither any Holder nor
     Eagle shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of Viewlogic.

6.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

6.3 ENTIRE AGREEMENT. This Agreement (including the documents and exhibits referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof, including but not limited to the Shareholders Agreement, the Technology Development Agreement dated December 6, 1994 between Viewlogic and Eagle and that Investment Agreement dated December 6, 1994, between Viewlogic, Eagle and certain other Parties, and each of which is hereby terminated in its entirety.
     Notwithstanding anything to the contrary in the foregoing, this Agreement shall not terminate or affect the Amendment or that OEM Agreement dated December 6, 1994 referred to in the Amendment, and such agreements shall continue in force according to their terms, except as such terms may be superseded by the express provisions of this Agreement or the Amendment. In particular, Sections 2, 7 and 8 of the Amendment shall continue in force according to their terms.

6.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Eagle nor any Holder shall assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Viewlogic and any attempted assignment without such approval shall be void.

6.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to Eagle:                       Copy to:
     -----------                        -------
     Eagle Design Automation, Inc.
     c/o Viewlogic Systems, Inc.        Hale and Dorr LLP
     293 Boston Post Road West          60 State Street
     Marlboro, MA 01752-4615            Boston, MA 02109
     Attn: President                    Attn: John A. Burgess, Esq.
     And                                         and
     Attn: General Counsel              Jack Schifferdecker, Jr.
                                        Alter Wynne Hewitt Dodson &
                                          Skerritt
                                        Suite 1800
                                        222 S. W. Columbia
                                        Portland, Oregon 97201

     If to Viewlogic:              Copy to:
     ---------------               -------
     Viewlogic Systems, Inc.       Hale and Dorr LLP
     293 Boston Post Road West     60 State Street
     Marlboro, MA 01752-4615       Boston, MA 02109
     Attn: President               Attn: John A. Burgess, Esq.
     and
     Attn: General Counsel

     If to the Holders:
     -----------------
                                 25

     Geoffrey J. Bunza
     Indemnification Representative
     9350 S. W. Pine Street
     Beaverton, OR 97005

     Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

6.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts.

6.9 AMENDMENTS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.

6.10 NO WAIVER. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

6.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the invalid or unenforceable term or provision shall be replaced with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

6.12 EXPENSES. Viewlogic shall bear its own costs and expenses (including legal, tax and accounting fees and expenses) incurred in connection with this Agreement, the performance of its obligations hereunder and the transactions contemplated hereby; and the Holders shall bear (severally on a pro rata basis according to the number of Eagle Securities owned by each of them) their own and Eagle's costs and expenses (including legal, tax and accounting fees and expenses) incurred in connection with this Agreement, the performance of their obligations hereunder and the transactions contemplated hereby.

6.13 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

6.14 INCORPORATION OF EXHIBITS AND SCHEDULES.  The Exhibits and
     Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              VIEWLOGIC SYSTEMS, INC.


                              By:   /s/  Peter T. Johnson
                                    ---------------------
                              Title:   Vice President
                                       --------------

                              EAGLE DESIGN AUTOMATION, INC.


                              By:   /s/  Gordon B. Hoffman
                                    ----------------------
                              Title:   President
                                       ---------
HOLDERS:

TRANSITIONS THREE, LIMITED PARTNERSHIP

By:  TTI Partners,   its  General Partner

By:   /s/  Stanley F. Alfeld
      ----------------------

Title:   Partner
         -------


          [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

/s/  John K. Bartholomew         /s/  Jacqueline L. Beach
------------------------         ------------------------
John K. Bartholomew              Jacqueline L. Beach

/s/  Peter S. Bennett            /s/  Richard R. Bertram
---------------------            -----------------------
Peter S. Bennett                 Richard R. Bertram

/s/  Geoffrey J. Bunza &         /s/  Larry B. Carner
     Linda H. Bunza              --------------------
------------------------         Larry B. Carner
Geoffrey J. Bunza & Linda
H. Bunza

/s/  Erin P. Fassio              /s/  Robert M. Grossman
-------------------              -----------------------
Erin P. Fassio                   Robert M. Grossman

/s/  Gordon B. Hoffman           /s/  David James
----------------------           ----------------
Gordon B. Hoffman                David James

/s/  Anthony M. Johnson          /s/  Bruce R. Johnson
-----------------------          ---------------------
Anthony M. Johnson               Bruce R. Johnson

/s/  Mali J. Knapp               /s/  Robert C. McCarthy
------------------               -----------------------
Mali J. Knapp                    Robert C. McCarthy

/s/  Darrin Mosser               /s/  Nancy L. Myers
------------------               -------------------
Darrin Mosser                    Nancy L. Myers

/s/  Anitra K. Rasmussen         /s/  Michael B. Raymond
------------------------         -----------------------
Anitra K. Rasmussen              Michael B. Raymond

/s/  Steve Sapiro                /s/  Michael E. Stanbro
-----------------                -----------------------
Steve Sapiro                     Michael E. Stanbro

/s/  Rainer Wieland              /s/  Robert V. Wilde
-------------------              --------------------
Rainer Wieland                   Robert V. Wilde

/s/  Robert D. Williams          /s/  Alice F. Wilson
-----------------------          --------------------
Robert D. Williams               Alice F. Wilson

/s/  John Wilson
----------------
John Wilson


          [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                           EXHIBIT A
                           ---------

                                             CERT.#    NO. OF
                                                       SHARES

PREFERRED SHAREHOLDERS

   TRANSITIONS THREE, LIMITED PARTNERSHIP        1     1,000,000
   760 HOPMEADOW STREET                          3        27,735
   SIMSBURY, CT 06070-0188

   VIEWLOGIC SYSTEMS, INC.                       2     1,000,000
   293 BOSTON POST ROAD, WEST                    4        27,735
   MARLBOROUGH, MA 01752

   TOTAL PREFERRED SHARES                              2,055,470
                                                       =========
COMMON SHAREHOLDERS

* Bartholomew, John K.
* Beach, Jacqueline L.
* Bennett, Peter S.
* Bertram, Richard B.
  Bunza, Geoffrey J. & Linda H.
* Carner, Larry B.
* Fassio, Erin P.
* Grossman, Robert M.
  Hoffman, Gordon B.
* James, David
* Johnson, Anthony M.
* Johnson, Bruce R.
* Knapp, Mali J.
* McCarthy, Robert C.
* Mosser, Darrin
* Myers, Nancy L.
* Rasmussen, Anitra K.
* Raymond, Michael B.
  Sapiro, Steve
* Stanbro, Michael E.
* Wieland, Rainer
* Wilde, Robert V.
* Williams, Robert D.
  Wilson, Alice F.
  Wilson, John

  Total Common Shares                                  4,372,500
                                                       =========

* Note: Options exercised, stock certificates not issued.

                                29

                          Exhibit B
                          ---------
                  NON-COMPETITION AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into as of the 15th day of February, 1997, between Viewlogic Systems, Inc., a Delaware corporation with its principal place of business at 293 Boston Post Road West, Marlboro, Massachusetts 01752, including it subsidiaries, (the "Company"), and ___________________________________, an individual residing at
______________________________________(the "Shareholder").

                        Introduction
                        ------------
     The Company is purchasing all of the capital stock of Eagle Design Automation, Inc., an Oregon corporation
("Eagle"), of which the Shareholder is a principal shareholder. The value of that transaction would be significantly diminished if the Shareholder were to compete against the Company in either the businesses conducted by Eagle or conducted by the Company. For good and valuable consideration, the parties agree as follows:

     1.   Non-Compete.
          ------------
          1.1   Until the earlier of (i) the fifth
anniversary of the date hereof or (ii) one year after the termination of Shareholder's employment with the Company, (the "Non-Compete Period"), the Shareholder will not directly or indirectly:

               (a)  be employed by, invest in, be a
director, officer or creditor of, provide consulting or other services to, or otherwise be involved with (other than as an investor holding less than one percent (1%) of the total outstanding stock of a publicly held company), any Direct Competitor of the Company. For purposes of this Agreement, the term "Direct Competitor of the Company" shall mean any business or company, anywhere in the world, engaged in designing, developing, marketing or selling electronic design automation ("EDA") products which compete with any products sold, marketed or the subject of an active development program by the Company or Eagle at any time during the period of Shareholder's employment with either the Company or Eagle.

               (b)  recruit, solicit or induce, or attempt
to induce, any employee or employees of the Company or Eagle to terminate their employment with, or otherwise cease their relationship with, the Company or Eagle; or

               (c) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of either the Company or Eagle which were contacted, solicited or served by the Company or Eagle while Shareholder was employed by the Company or Eagle.

          1.2 The Shareholder and the Company intend that the agreements set forth in Section 1.1 above shall be construed as a series of separate covenants, one for each state, county and other jurisdiction. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in each clause of section 1.1 above. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in Section 1.1 above, then the unenforceable covenant shall be deemed eliminated from those provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.
If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range or activities or geographic areas as to which it may be enforceable.

          1.3 The restrictions contained in this Section 1 are necessary for the protection of the business and goodwill of the Company and are considered by the Shareholder to be reasonable for such purpose. The
Shareholder agrees that any breach of this Section 1 will cause the Company substantial and irreparable harm and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to obtain specific performance and injunctive relief.

     2.   Other Agreements.
          -----------------
     Shareholder hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or Eagle or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.
Shareholder further represents that his performance of all the terms of this Agreement and as an employee of the Company or Eagle does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or Eagle.

     3.     Notices.
            --------
     All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post
Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 3.

       4.   Entire Agreement.
            -----------------
     This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.


       5.   Amendment.
            ----------
     This Agreement may be amended or modified only by a written instrument executed by the Company and the Shareholder.

       6.   Governing Law.
            --------------
     This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the Commonwealth of Massachusetts.

       7.   Successors and Assigns.
            -----------------------
     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Shareholder are personal and shall not be assigned.

       8.   Miscellaneous.
            --------------

          8.1  No delay or omission by either party in
exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          8.2  The captions of the Sections of this
Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance or any Section of this Agreement.

          8.3 If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. If any court of competent jurisdiction holds any provision of this Agreement to be invalid, void or unenforceable with respect to any state, region or locality, such provision shall nevertheless continue in full force and effect in all other states, regions and localities to which such provision applies.

          8.4 In the event any litigation arises under this Agreement, promptly upon demand of the prevailing party, the other party shall reimburse the prevailing party for all costs and expenses incurred by the prevailing party in enforcing this Agreement, including without limitation reasonable attorneys' fees and expenses and applicable court costs.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              VIEWLOGIC SYSTEMS, INC.


                              By:_____________________

                              Title:__________________

                              SHAREHOLDER

                              ________________________
                              (typed name)

DISCLOSURE SCHEDULE
-------------------
2.1  No exceptions

2.2  No exceptions

2.3  No exceptions.

2.4  No exceptions

2.5 Attached as Exhibit A is a list of all Stockholders of Eagle, showing the number of shares of Series A Preferred Stock of Eagle held by Transitions Three, Limited Partnership and Viewlogic Systems, Inc. and the consideration paid to Eagle, and the names of the holders of Common Shares of Eagle and the total number of Common Shares and the total consideration paid for those shares. This schedule reflects the total of all stockholders after option exercises, and there are no options or warrants outstanding. Eagle has provided to Viewlogic the number of shares of Capital Stock owned by each holder of Eagle Capital Stock and the consideration paid therefor by each holder, and that information is deemed incorporated into this disclosure schedule by this reference.

     The Founders Agreement between Gordon Hoffman, Geoff Bunza and Eagle dated April 20, 1995, and the Shareholder Agreement which is executed by each stock option holder upon the exercise of his/her stock option granted under Eagle's 1995 Stock Incentive Plan, contain restrictions on the sale of Eagle stock. According to sections 6.4 and 7.4, respectively, of those agreements, these restrictions terminate upon the sale of all the outstanding shares of Eagle stock.

2.6  No exceptions

2.7  (A)  No exceptions

     (B) Consents of the following entities may be required to assign agreements with these entities to Viewlogic.
     Rational Software Corp.
     Simutech, Inc.
     Target Technology
     Ataman Software
     Cadence Design Systems, Inc.(Cadence Connections
     Partner)
     Globetrotter Software
     Model Technology
     Visix
     Applied Microsystems Corp.
     Silicon Valley Bank

2.8  No exceptions

2.9  No exceptions

2.10 No exceptions

2.11 Eagle has granted the following security interests:

     a. Under the terms of the Loan & Security Agreement between Eagle and Silicon Valley Bank, dated October
     27, 1995, Eagle has granted Silicon a continuing security interest in all Eagle's assets.
     b. Under the terms of  the Lease Rental Agreement
     #91083401, dated 11/9/95, First Portland Leasing Corp.
     has a security interest in a fax machine
     c. Under the terms of  the Lease Rental Agreement
     #91083402, dated 11/9/95, First Portland Leasing Corp.
     has a security interest in a copier machine

2.12 (1)(a)     Eagle does not make it a practice to
     register for copyright protection of its software, but nevertheless claims common law protection.

     Certain software used in Eagle's business has been licensed by Eagle from third parties. These licenses include:
             Ataman Software, Inc.
             Model Technology, Inc.
             Sun Microsystems
             Vantage Analysis Systems, Inc.
             Wind River Systems, Inc.
             Cadence Design Systems, Inc.
             Green Hills Software, Inc.
             Globetrotter Software
             Visix Software

     ( b ) The following software licenses require consent prior to their assignment or in the case of a change in control as described:

     Rational Software Corp. - not assignable without the prior written consent of Rational
     Simutech, Inc. - may not be assigned or transferred without the written consent of each party, in its sole discretion. "Transfer" includes a change in ownership or control as well as contractual transfer of rights.
     Target Technology - may not be assigned or transferred without the written consent of each party, in its sole discretion. "Transfer" includes a change in ownership or control as well as contractual transfer of rights.
     Ataman Software - the right to use is not assignable
     Cadence Design Systems, Inc. (Cadence Connections
     Partner) - not assignable without the express prior written consent of Cadence
     Globetrotter Software - either party may assign, upon written notice to the other, both the rights and obligations of this Agreement to the surviving corporation in any merger or consolidation.
     Model Technology - at the time Eagle has knowledge of the imminent sale of 30% or more of Eagle's stock, it shall immediately delete all Software from its equipment.
     Visix - in connection with the sale of substantially all the party's assets prior notice of assignment or transfer is required

     ( c ) The following parties have rights to Eagle's
     Intellectual Property under the conditions described:

     Applied Microsystems Corp., under the License contained in the Third Party Escrow Agreement which is part of the Technology & Distribution Agreement dated March 22, 1996, has a perpetual and unrestricted license to Eagle's source code in the event that, after they have acquired the source code under the terms of the Escrow Agreement, Eagle has gone out of business and identified no successor in interest who is prepared to maintain and is capable of maintaining the source code as required.
                              34

     Silicon Valley Bank has a security interest in the Intellectual Property of the Company under the terms of the Loan & Security Agreement dated October 27, 1995. If Eagle proposed to sell, license or grant any other rights with respect to any technology in a transaction that, in substance, conveys a major part of the economic value of that technology, Silicon shall first be requested to release its security interest in same, and Silicon may withhold such release in its discretion.

2.12   (2) No exceptions

2.12   (3) Following is list of all of Eagle's
  Intellectual Property. Copies of the patent and trademark filings have been previously provided to Viewlogic.

             Patent Applications
             -------------------
                  Bunza Patent Application

             Trademarks
             ----------
                  Eagle Design Automation, Inc.
                  Eaglei
                  Eagle Design logo

             Copyrights
             ----------
                  All Eagle literature, products and
                  manuals include copyright protection
                  notices.

             Products
             --------
                  The attached Exhibit C is a complete
                  listing of Eagle products.

     Section 2.12 (1) describes the agreements with Applied
     Microsystems Corp. and Silicon Valley Bank in which
     Eagle has granted rights under certain conditions to Eagle's Intellectual Property.

2.12 (4) The following software licenses to Eagle are material to the operation of Eagle at any time during the period covered by the Financial Statements, or that Eagle plans to use in the future
             Ataman Software, Inc.
             Model Technology, Inc.
             Sun Microsystems
             Vantage Analysis Systems, Inc.
             Wind River Systems, Inc.
             Cadence Design Systems, Inc.
             Green Hills Software, Inc.
             Globetrotter Software
             Visix Software

     Except for possible issues relating to the assignment to Viewlogic of those licenses described in 2.12 (1) above, all of the licenses will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing.

2.13  No exceptions.

2.14 Following is a list of all written material agreements or commitments to which Eagle is a party or by which it is bound. Copies of each agreement have been previously provided to Viewlogic

      Employment Agreements for all Eagle employees
      Stock Option Agreements for all optionees
      Third Party Licensed Technology

             Ataman Software, Inc. (4/10/95)
             Globetrotter Software, Inc. (1/2/96)
             Model Technology, Inc. (10/18/95)
             Sun Microsystems, Inc. (1/19/95)
             Vantage Analysis Systems, Inc. (1/20/95)
             Visix Software, Inc. (5/30/95)
             Wind River Systems, Inc.(2/23/96)
             Cadence Design Systems, Inc. (6/1/96)
             Green Hills Software, Inc.
     Applied Microsystems Corp. Technology & Distribution
        Agreement (3/22/96)
     Silicon Valley Bank Loan & Security Agreement (10/27/95) First Portland Leasing Corp. Lease Rental Agreement
        #91083401 (11/9/95)
     First Portland Leasing Corp. Lease Rental Agreement
        #91083402 (11/9/95)
     Software Development Agreements
          Target Technologies, Inc.  (8/6/96)
          Rational Software Corp.  (11/18/96)
          Simutech, Inc. (7/8/96)
     Property
          Tektronix, Inc. Facilities Lease (3/17/95)
     Eagle Design Automation 401(K) Profit Sharing Plan
        (2/15/95)

2.15 No exceptions

2.16 No exceptions

2.17 The attached Exhibit B describes Eagle's employee benefit plans

2.18 No exceptions

2.19 No exceptions

2.20 No exceptions
                                36

                     DISCLOSURE SCHEDULE
                          EXHIBIT A

                                    CERT.     NO. OF    CONSIDERATION
                                      #       SHARES         PAID

PREFERRED SHAREHOLDERS

     TRANSITIONS THREE, LIMITED       1    1,000,000   $     500,000
        PARTNERSHIP
     760 HOPEMEADOW STREET            3       27,735   LOAN GUARANTY
     SIMSBURY, CT 06070-0188

     VIEWLOGIC SYSTEMS, INC.          2    1,000,000   $     500,000
     293 BOSTON POST ROAD, WEST       4       27,735   LOAN GUARANTY
     MARLBOROUGH, MA 01752

     TOTAL PREFERRED SHARES                2,055,470   $   1,000,000
                                           =========       =========
COMMON SHAREHOLDERS

     Geoffrey J. and Linda H. Bunza
     Gordon B. Hoffman
     Steve Sapiro
     John Wilson
     Alice F. Wilson
*    John Bartholomew
*    Jacqueline L. Beach
*    Peter S. Bennett
*    Richard R. Bertram
*    Larry B. Carner
*    Erin P. Fassio
*    Robert M. Grossman
*    Anthony M. Johnson
*    Bruce R. Johnson
*    Mali J. Knapp
*    Robert C. McCarthy
*    Nancy L. Myers
*    Anitra K. Rasmussen
*    Michael B. Raymond
*    Michael E. Stanbro
*    Rainer Wieland
*    Robert V. Wilde
*    Robert D. Williams
*    Darrin Mosser
*    David James

     Total Common Shares                   4,372,500   $   136,400
                                           =========       =======

*    Note: Options exercised, stock certificates not issued

                                37

                     DISCLOSURE SCHEDULE
                          EXHIBIT B

                   EAGLE DESIGN AUTOMATION
                      BENEFITS SUMMARY


MEDICAL:  Eagle Design Automation Inc. has chosen The Good
          Heath Plan administered by Sisters of Providence.
          Employees become eligible for medical insurance upon date of hire. Employer will pay 100% of employees' medical premium and 75% of employees' dependents premium. Employee is responsible for paying 25% of dependent medical premium. Listed below are some of the features.

INDIVIDUAL LIFETIME MAXIMUM BENEFIT               UNLIMITED

                             HMO (IN PLAN)        OUT OF PLAN
                             ---                  -----------
Individual Deductible        None                    $250
Family Deductible            None                    $750 Max
Ins for Covered Charges      100%                    75% first $10,000
Maternity Coverage           Yes                     Yes
Prescription Drugs           $10 per prescription    same
Doctor Visits                $10 co-pay              75% after deductible
Hospital                     100%                    75% after deductible
Second Opinions              100% Customary          same
Other Features               Vision Care and Chiropractic (In plan or
                              out of plan)

DENTAL:   (See attached)

401K: Stand alone plan (not combined with other retirement plans). Administered by Northwestern
          Mutual Life/Dun & Bradstreet Pension Services.
          Employee may contribute 0-15% of their eligible compensation or up to a maximum of $9,500, whichever is less. Eagle Design Automation Inc.
          is not required to, and will not be matching any employee's contributions at this time.

LIFE:          $10,000 life and accidental death insurance for employee only

DISABILITY:    Short Term Disability Insurance
                   Benefit starts on Day 8 and pays 60% of
                   weekly pay up to a maximum of $600 per week for 12 weeks
                   In the case of sickness or pregnancy, short term disability starts on the 8th consecutive day

               Long Term Disability Insurance
                   An employee is eligible for long term disability after 90 days. This benefit works in conjunction with short term disability to assure
DISABILITY     that there is not a discontinuation of benefits.
(CONT.)        An employee must have been eligible for short term
               disability benefits before long term disability benefits are instated. Employee will receive 60% of their monthly pay, subject to a maximum of $5,000 per month.

VACATION: 2 weeks (10 days) for 0-3 years of service
          3 weeks (15 days) for 3-6 years of service
          4 weeks (20 days) for 6+ years of service

          Accrues at 10/12th day per month. Employee must be employed for at least 3 months before using any vacation time. "Use it or lose it " policy with exceptions of carry over granted by written approval of Vice President.

SICK: Full time exempt employees receive unlimited amount of sick time to be used for personal illness, family illness, or personal business when absence from work is legitimately unavoidable. It may not be used for any other leave including vacation, bereavement, military or jury, or unpaid personal leave.

HOLIDAYS: 8 Holidays, 2 Floating Holidays (New Year's Day,
          Memorial Day, (for 1996)Independence Day, Labor Day, Thanksgiving Day and day after, Christmas Day and day after) Two Floating Holidays to be taken at any time with manager's approval.

BEREAVEMENT: 3 Days (including travel time) (Family includes husband, wife, child, mother, father, brother, sister, grandparent, grandchild, mother-in-law, father-in-law, step or legal relative)

MILITARY
LEAVE: Company pays difference between military payments and employee's regular pay while on leave to ensure full compensation for duration of leave (normally a maximum of 2 week period).

JURY DUTY: Company pays the difference between the employee's salary and the amount paid to employee for serving as a juror.
          No limitation on length of time employee can serve as a juror.

PAID
SABBATICAL: Sabbatical leave of four (4) weeks of paid time off at employee's base salary after 6 years of service with company. May not be combined with vacation time or any other paid time off, including floating holidays.

                EAGLE DESIGN AUTOMATION, INC.
                         DENTAL PLAN


     PLAN DEFINITION               $ AMOUNT OF BENEFIT (FOR 1996)
     ---------------               ------------------------------
     Employee Only                         $250

     EE and Spouse                         $400

     EE and Child                          $400

     EE and Family                         $550

As you are well aware, it is important for Eagle to contain costs as much as possible in order to become profitable. In designing our benefit plan, we have tried to remain competitive with others within our industry. In keeping with this trend, we would like to offer a dental plan that provides you with a benefit that helps you to reduce your out-of-pocket dental expenses. Under this plan, Eagle Design Automation agrees to pay for dental expenses up to the maximums listed above. You may use this benefit for any type of dental or orthodontia work for any member of the family without having to pay a deductible. It is important to understand, however, that the scheduled benefit amounts are all inclusive. For example, the benefit amount of $550 listed under "EE and Family" is for the entire family, not $550 per person per family.

Administration:
--------------
In order to receive this benefit, you must submit a general Eagle expense report to Jaci Beach along with a copy of your dental bill complete with services incurred. You may submit your expenses as you incur them, or in one lump sum, as long as you submit them by December 31, 1996. A check will be issued to you within 7 days for the amount listed on the expense report. PLEASE DO NOT COMBINE OTHER EXPENSES ON THE SAME EXPENSE REPORT. It is important for us to keep them separate in order to be able to track our benefit expenses.

The intent of this policy is for it to be used for dental reimbursement purposes only and not to be misconstrued as additional compensation to your base salary. This policy will remain in effect until December 31, 1996. At that time, we will again review the plan to determine the benefit plan that provides the employee with the most coverage yet still remains cost effective for the company. Eagle reserves the right to modify, terminate, or change this plan at that time.
                             40

                     Disclosure Schedule
                     -------------------
         Exhibit C  Eagle Design Automation Products
         ---------


EAGLE PRODUCT NAMES     VIEWLOGIC #   PLATFORM  VERSION  NEW/UPDATE
-------------------     -----------   --------  -------  ----------
Eaglei Virtual Product  SN06302Y      SunOS     3.0.37   UPDATE
  Console (VPC)
Eaglei Virtual Product  SN18302Y      Solaris   3.0.37   UPDATE
  Console (VPC)
Eaglei Virtual Product  SN13302Y      HP9000    3.0.37   UPDATE
  Console (VPC)
Eaglei Virtual Product  SN31302Y      PC/NT     3.0.37   UPDATE
  Console (VPC)
29040 LinkVSP           SN06303Y      SunOS     3.0.37   UPDATE
29040 LinkVSP           SN18303Y      Solaris   3.0.37   UPDATE
29040 LinkVSP           SN13303Y      HP9000    3.0.37   UPDATE
68040 LinkVSP           SN06304Y      SunOS     3.0.37   UPDATE
68040 LinkVSP           SN18304Y      Solaris   3.0.37   UPDATE
68040 LinkVSP           SN13304Y      HP9000    3.0.37   UPDATE
i960jx Link VSP         SN06305Y      SunOS     3.0.37   UPDATE
i960jx Link VSP         SN18305Y      Solaris   3.0.37   UPDATE
i960jx Link VSP         SN13305Y      HP9000    3.0.37   UPDATE
ppc603e Link VSP        SN06306Y      SunOS     3.0.37   UPDATE
ppc603e Link VSP        SN18306Y      Solaris   3.0.37   UPDATE
ppc603e Link VSP        SN13306Y      HP9000    3.0.37   UPDATE
Pentium Link VSP        SN06307Y      SunOS     3.0.37   UPDATE
Pentium Link VSP        SN18307Y      Solaris   3.0.37   UPDATE
Pentium Link VSP        SN13307Y      HP9000    3.0.37   UPDATE
486 Link VSP            SN06308Y      SunOS     3.0.37   UPDATE
486 Link VSP            SN18308Y      Solaris   3.0.37   UPDATE
486 Link VSP            SN13308Y      HP9000    3.0.37   UPDATE
i960cx Link VSP         SN06312Y      SunOS     3.0.37   UPDATE
i960cx Link VSP         SN18312Y      Solaris   3.0.37   UPDATE
i960cx Link VSP         SN13312Y      HP9000    3.0.37   UPDATE

NEW PRODUCTS
------------
mpc860 LinkVSP          SN06311Y      SunOS     3.0.37   NEW
mpc860 LinkVSP          SN18311Y      Solaris   3.0.37   NEW
mpc860LinkVSP           SN13311Y      HP9000    3.0.37   NEW
vxlink (Wind River      SN06314Y      SunOS     3.0.37   NEW
  VxWorks interface)
i960hx Link VSP         SN06316Y      SunOS     3.0.37   NEW
i960hx Link VSP         SN18316Y      Solaris   3.0.37   NEW
i960hx Link VSP         SN13316Y      HP9000    3.0.37   NEW
mc68hc11k Link VSP      SN06317Y      SunOS     3.0.37   NEW
mc68hc11k Link VSP      SN18317Y      Solaris   3.0.37   NEW
mc68hc11k Link VSP      SN13317Y      HP9000    3.0.37   NEW
pci Link VSP            SN06318Y      SunOS     3.0.37   NEW
pci Link VSP            SN18318Y      Solaris   3.0.37   NEW
pci Link VSP            SN13318Y      HP9000    3.0.37   NEW
v810 Link VSP           SN06319Y      SunOS     3.0.37   NEW
v810 Link VSP           SN18319Y      Solaris   3.0.37   NEW
v810 Link VSP           SN13319Y      HP9000    3.0.37   NEW
arm7tdmi Link VSP       SN06322Y      SunOS     3.0.37   NEW
arm7tdmi Link VSP       SN18322Y      Solaris   3.0.37   NEW

                               41

arm7tdmi Link VSP       SN13322Y      HP9000    3.0.37   NEW
EagleV   ASIC  Desktop  SN06321Y      SunOS     3.0.37   NEW
  Console (ADC)
EagleV   ASIC  Desktop  SN18321Y      Solaris   3.0.37   NEW
  Console (ADC)
EagleV   ASIC  Desktop  SN13321Y      HP9000    3.0.37   NEW
  Console (ADC)
EagleV   ASIC  Desktop  SN31321Y      PC/NT     3.0.37   NEW
  Console (ADC)

Note 1: VxLink (Wind River VxWorks interface) is not yet supported on either SOLARIS or HPUX.
Note  2:  i960hxTap VSP is only sold through AMC, and EagleV
ASIC Desktop Console (ADC) is not sold by AMC.


MANUALS                                                     NEW/UPDATE
-------                                                     ----------
Virtual Software Processor User's Manual for VSP/Link       NEW
VxLink User's Manual                                        NEW
VSP/Link mc68hc11 Virtual Software Processor Manual         NEW
VSP/Link PCI Virtual Software Processor Manual              NEW
VSP/Link V810 Virtual Software Processor Manual             NEW
VSP/Link mpc860Virtual Software Processor Manual            NEW
VSP/Link am29040 Virtual Software Processor Manual          NEW
VSP/Link i486 Virtual Software Processor Manual             NEW
VSP/Link i960 Cx Virtual Software Processor Manual          NEW
VSP/Link i960 Hx Virtual Software Processor Manual          NEW
VSP/Link i960 Jx Virtual Software Processor Manual          NEW
VSP/Link mc68040 Virtual Software Processor Manual          NEW
VSP/Link Pentium p54c Virtual Software Processor Manual     NEW
VSP/Link PowerPC 603e Virtual Software Processor Manual     NEW
VSP/Link arm7tdmi Virtual Software Processor Manual         NEW
Release Notes                                               NEW

Additional Documentation:

     Non-Eagle Manual to ship with Eagle Products
     --------------------------------------------
     ViewLogic needs to ship the Powerview FLEXlm User's
     ---------------------------------------------------
Guide with each order. This manual contains information
-------------------------------------------------------
about FLEXlm that would be useful for our clients.
--------------------------------------------------

     Training Materials included in the above table have their own Part Numbers.
          VSP Link Training Materials (SN003230)

       See "Deliverables  to  Customers   from   Viewlogic
Manufacturing" for a table that shows which documents ship with which orders.

Pre-requisites:     Every order must include  at  least  one
VPC and one or more VSPs (or Consulting Services).

          PCNFS is required for NT users.

        Simulators by Operating System

        HPUX 9.05        Cadence Leapfrog v2.2.5 and v2.3.x
                         Cadence Verilog-XL v2.2.1 and v2.3.x
                         Chronologic VCS v2.4.1 and v3.0
                         MTI VSystem/Verilog v4.6
                         MTI VSystem/VHDL v4.4 and v4.6
                         Vantage Optium v5.2 and v5.4.1
                         Viewlogic Fusion v1.1.1 and v1.2.x

  SOLARIS  2.4  and 2.5  Cadence Leapfrog  v2.3.x  (Note:
                         v2.2.5  not supported on Solaris)
                         Cadence Verilog-XL v2.3.x (Note: v2.2.1
                         not supported on Solaris)
                         Chronologic VCS v2.4.1 and v3.0
                         MTI VSystem/Verilog v4.6
                         MTI VSystem/VHDL v4.4 and v4.6
                         Vantage  Optium v5.4.1 (Note: v5.2  not
                         supported on Solaris)
                         Viewlogic Fusion v1.1.1 and v1.2.x

        SUNOS 4.1.4      Cadence Leapfrog v2.2.5 and v2.3.x
                         Cadence Verilog-XL v2.2.1 and v2.3.x
                         Chronologic VCS v2.4.1 and v3.0
                         MTI VSystem/Verilog v4.6
                         MTI VSystem/VHDL v4.4 and v4.6
                         Vantage Optium v5.2 and v5.4.1
                         Viewlogic Fusion v1.1.1 and v1.2.x


Deliverables to Viewlogic Manufacturing from Eagle:
---------------------------------------------------

4mm  DAT tape - to be converted    Master              hardcopy
to a CD Master by Viewlogic,       Documentation       Release
                                   already  sent       Notes
and returned to Eagle for to       Viewlogic
validation prior to mass           11/16/96.
production.

Note:      Gary  Roy already has the CD label  master.    CD
insert  (Installation Instructions) sent to  Steve  Pusateri
11/12/96.
      Master  Documentation  sent to Viewlogic  via  Federal
Express on 11/16/96.
      Release Form to be FAX'd to Sharon Woodruff immediately after PRR.
Electronic copy to be sent to Sharon Woodruff, who will copy the Viewlogic "Cc's".

                                43